Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Shannon Thuren	904-357-9181

For release at 8:00 a.m. ET

July 22, 2008

Rayonier Reports Second Quarter 2008 Results

JACKSONVILLE, Fla., July 22, 2008 – Rayonier (NYSE:RYN) today reported second quarter net income of $37.4 million, or 47 cents per share, compared to $33.3 million, or 42 cents per share, in second quarter 2007. Year-to-date net income was $78.0 million, or 98 cents per share, compared to $68.4 million, or 87 cents per share, in the first six months of 2007. Prior year results included a $10 million loss from forest fires. Excluding this item, earnings for the three and six month periods ended June 30, 2007 were $43.4 million, or 55 cents per share, and $78.5 million, or $1.00 per share, respectively.

“Second quarter results were solid despite challenging markets and the overall weakness in the economy,” said Lee M. Thomas, Chairman, President and CEO. “Strong demand in Performance Fibers and continued interest in non-strategic timberlands partially offset softness in sawlog prices and higher costs in Performance Fibers.”

Cash provided by operating activities of $155 million for the six months ended June 30 was $23 million above the 2007 comparable period primarily due to lower working capital requirements. Year-to-date, cash available for distribution1 of $97 million was $10 million below 2007. (See Schedule H for more details.)

Timber

For second quarter 2008, sales of $55 million were $1 million below second quarter 2007, while operating income of $9 million was $12 million below the prior year excluding the $10 million fire loss. For the six months ended June 30, 2008, sales of $103 million were $19 million below the comparable prior year period, while operating income of $22 million was $26 million lower. The 2008 results reflect lower sawlog pricing due to the weak housing market and oversupply of salvaged timber in the Northwest from a December 2007 storm. The impact of lower prices was partially mitigated by increased volumes as we shifted our focus to meet strong pulpwood demand. Based on current conditions, the Company expects to continue its planned reduction in sawtimber harvest for the balance of the year thereby preserving higher-value timber until markets improve.

Real Estate

For the three months ended June 30, 2008, sales were $23 million, $6 million below the prior year period, and operating income was $15 million, $9 million below second quarter 2007. The decline was primarily due to a shift in sales from development to rural properties and non-strategic timberlands. Also affecting the quarter’s results was a decline in price per acre for rural properties reflecting a change in our geographic sales mix.

Year-to-date 2008 sales and operating income were $53 million and $36 million, respectively. Sales improved $3 million from the prior year period due to a greater number of acres sold but operating income declined $3 million due to the shift in mix toward rural properties and non-strategic timberlands.

Performance Fibers

Sales for the quarter of $187 million were $19 million above second quarter 2007. For the six months, sales of $362 million were $28 million above the prior year period. Sales increased as higher prices more than offset a decline in absorbent materials volumes. For the quarter, sales also benefited from increased cellulose specialty volumes.

Operating income for second quarter of $37 million was $6 million above the same quarter last year. Year-to-date operating income of $74 million was $16 million above the prior year period. Increased prices and lower depreciation expense more than offset higher chemical, wood, energy and maintenance costs.

Other Items

For the three and six months ended June 30, 2008, corporate expenses were $8 million and $15 million, down $1 million and $2 million from the prior year periods, respectively.

Interest expense for the quarter of $12 million was $2 million lower than second quarter 2007. Year-to-date interest expense of $23 million was $4 million below the prior year period. Lower interest rates resulting from the fourth quarter 2007 debt refinancing more than offset higher average debt balances due to strategic acquisitions.

The effective tax rate for the three months ended June 30, 2008 was 11.9 percent compared to 23.0 percent for the prior year period. Year-to-date, the effective tax rate was 16.4 percent compared to 20.3 percent for the same period last year. The decreased rates are due to proportionately lower earnings from the Company’s taxable REIT subsidiary. (See Schedule J for further details.)

Outlook

“Given the continued weak outlook for sawlogs, we expect third quarter and full year 2008 earnings to be below prior year periods as we continue to limit our harvest. In Performance Fibers, results are expected to be above prior year with strong demand for our cellulose specialty products more than offsetting escalating raw material, energy and transportation costs,” said Thomas. “In Real Estate, we anticipate continued interest for rural HBU properties and expect to sell additional non-strategic timberlands to take advantage of favorable demand. Real Estate sales are expected to be more heavily weighted to the fourth quarter. Overall, cash available for distribution is expected to remain strong, although below 2007.”

Further Information

A conference call will be held on Tuesday, July 22, at 2:00 p.m. ET to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the “listen only” conference call by dialing 913-312-0950. Supplemental materials are available at the website. A replay will be available on the site shortly after the call, and it will be archived for one month.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

1 Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust. More at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; the availability of credits generally, including its impact on the cost and terms of obtaining financing; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of timberlands and real estate; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

FINANCIAL HIGHLIGHTS

JUNE 30, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Profitability
Sales	$304.9	$284.2	$300.4	$589.1	$600.1
Operating income	$53.6	$60.5	$55.7	$114.1	$110.9
Pro forma operating income (a)	$53.6	$60.5	$65.8	$114.1	$121.0
Net income	$37.4	$40.6	$33.3	$78.0	$68.4
Income per diluted common share
Net income	$0.47	$0.51	$0.42	$0.98	$0.87
Pro forma net income (a)	$0.47	$0.51	$0.55	$0.98	$1.00
Pro forma operating income as a percent of sales (a)	17.6%	21.3%	21.9%	19.4%	20.2%
Average diluted shares (millions)	79.4	79.2	78.8	79.3	78.6

	Six Months Ended June 30,
	2008	2007
Capital Resources and Liquidity
Cash provided by operating activities	$154.9	$131.6
Cash used for investing activities	$(284.2)	$(106.0)
Cash used for financing activities	$(30.7)	$(49.8)
Adjusted EBITDA (b) (d)	$190.5	$201.9
Cash Available for Distribution (CAD) (c) (d)	$97.0	$106.6

	06/30/08	12/31/07
Debt	$794.8	$749.8
Debt / capital	44.4%	43.3%
Cash	$21.0	$181.1

(a), (b), (c) and (d), see Schedule B.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

JUNE 30, 2008 (unaudited)

(a)	Pro forma operating income and net income are non-GAAP measures. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings from operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, adjusted for the tax benefits associated with certain strategic acquisitions, the change in committed cash and other items which include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Sales	$304.9	$284.2	$300.4	$589.1	$600.1

Costs and expenses
Cost of sales (a)	237.0	211.0	231.1	448.0	462.9
Selling and general expenses	16.9	14.9	16.1	31.8	32.0
Other operating income, net	(2.6)	(2.2)	(2.5)	(4.8)	(5.7)

Operating income (a)	53.6	60.5	55.7	114.1	110.9
Interest expense	(11.7)	(11.2)	(13.6)	(22.9)	(27.2)
Interest and other income, net	0.6	1.5	1.2	2.1	2.1

Income before taxes	42.5	50.8	43.3	93.3	85.8
Income tax expense	(5.1)	(10.2)	(10.0)	(15.3)	(17.4)

Net income	$37.4	$40.6	$33.3	$78.0	$68.4

Income per Common Share:
Basic
Net income	$0.48	$0.52	$0.43	$1.00	$0.88

Diluted
Net income	$0.47	$0.51	$0.42	$0.98	$0.87

Pro forma net income (b)	$0.47	$0.51	$0.55	$0.98	$1.00

Weighted average Common Shares used for determining
Basic EPS	78,377,396	78,254,220	77,446,494	78,315,808	77,298,865

Diluted EPS	79,397,487	79,212,287	78,766,692	79,310,701	78,583,246

(a)	Cost of sales and operating income for the three months and six months ended June 30, 2007 include a $10.1 million charge, for timber destroyed by forest fires. Cost of sales and operating income for the three and six months ended June 30, 2007, excluding the fire losses were $221.0 million and $65.8 million, $452.8 million and $121.0 million, respectively.

(b)	Non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

- C -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2008 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Sales
Timber	$55.3	$47.2	$56.7	$102.5	$121.7
Real Estate	23.4	29.4	29.2	52.8	50.2
Performance Fibers
Cellulose specialties	147.0	132.7	129.0	279.7	258.5
Absorbent materials	40.1	42.2	38.8	82.3	75.7

Total Performance Fibers	187.1	174.9	167.8	362.0	334.2

Wood Products	24.5	18.9	23.8	43.4	43.5
Other Operations	14.6	13.8	22.9	28.4	50.5

Total sales	$304.9	$284.2	$300.4	$589.1	$600.1

Pro forma operating income/(loss) (a)
Timber	$9.5	$12.0	$21.1	$21.5	$47.4
Real Estate	14.6	21.8	24.0	36.4	39.2
Performance Fibers	36.7	37.1	31.0	73.8	58.1
Wood Products	(0.3)	(2.6)	(0.7)	(2.9)	(4.0)
Other Operations	1.1	(0.6)	(1.0)	0.5	(2.3)
Corporate and other	(8.0)	(7.2)	(8.6)	(15.2)	(17.4)

Pro forma operating income (a)	$53.6	$60.5	$65.8	$114.1	$121.0

(a)	Timber segment pro forma operating income excludes the $10.1 million fire loss for the three and six months ended June 30, 2007. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2008 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
Assets
Current assets	$274.5	$396.2
Timber and timberlands, net of depletion and amortization	1,285.8	1,117.2
Property, plant and equipment	1,377.2	1,340.2
Less - accumulated depreciation	(1,017.2)	(994.4)

	360.0	345.8

Investment in New Zealand JV	64.8	62.8
Other assets	166.8	157.0

	$2,151.9	$2,079.0

Liabilities and Shareholders’ Equity
Current liabilities	$177.0	$218.4
Long-term debt	794.3	694.3
Non-current liabilities for dispositions and discontinued operations	98.4	103.6
Other non-current liabilities	86.6	81.6
Shareholders’ equity	995.6	981.1

	$2,151.9	$2,079.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30, 2008	June 30, 2007
Cash provided by operating activities:
Net Income	$78.0	$68.4
Depreciation, depletion, amortization and non-cash basis of real estate sold	76.5	81.6
Non-cash charge for forest fire losses	—	9.6
Other non-cash items included in income	14.8	6.7
Changes in working capital and other assets and liabilities	(14.4)	(34.7)

	154.9	131.6

Cash used for investing activities:
Capital expenditures	(59.9)	(51.2)
Purchase of timberlands and wood chipping facilities	(229.4)	(11.7)
Decrease / (increase) in restricted cash	6.6	(43.2)
Other	(1.5)	0.1

	(284.2)	(106.0)

Cash used for financing activities:
Borrowings, net of repayments	45.0	7.0
Dividends paid	(78.3)	(72.7)
Issuance of common shares	4.3	11.2
Repurchase of common shares	(3.7)	—
Excess tax benefits from equity-based compensation	2.0	4.7

	(30.7)	(49.8)

Effect of exchange rate changes on cash	(0.1)	0.3

Cash and cash equivalents:
Decrease in cash and cash equivalents	(160.1)	(23.9)
Balance, beginning of year	181.1	40.2

Balance, end of period	$21.0	$16.3

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2008 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Timber
Sales
Western U.S.	$24.1	$20.6	$29.2	$44.7	$59.9
Eastern U.S.	28.6	24.1	24.5	52.7	55.6
New Zealand	2.6	2.5	3.0	5.1	6.2

Total	$55.3	$47.2	$56.7	$102.5	$121.7

Pro forma operating income (a)
Western U.S.	$7.3	$8.5	$15.8	$15.8	$33.8
Eastern U.S. (a)	3.0	2.5	3.8	5.5	11.6
New Zealand	(0.8)	1.0	1.5	0.2	2.0

Total	$9.5	$12.0	$21.1	$21.5	$47.4

Adjusted EBITDA by Segment (b)
Timber	$30.9	$30.1	$37.2	$61.0	$85.2
Real Estate	19.3	27.0	26.6	46.3	45.4
Performance Fibers	49.6	48.2	48.8	97.8	91.2
Wood Products	1.0	(1.1)	0.9	(0.1)	(0.8)
Other Operations	1.1	(0.6)	(0.4)	0.5	(1.7)
Corporate and other	(7.9)	(7.1)	(8.7)	(15.0)	(17.4)

Total	$94.0	$96.5	$104.4	$190.5	$201.9

(a)	Timber segment pro forma operating income excludes the $10.1 million fire loss for the three and six months ended June 30, 2007. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

- F -

RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2008 (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Timber
Sales Volume
Western U.S. in millions of board feet	77	59	72	136	151
Eastern U.S. in thousands of short green tons	1,864	1,312	1,351	3,176	2,997
Real Estate
Acres sold
HBU Development	—	47	3,882	47	4,005
HBU Rural	5,444	6,488	366	11,932	6,381
Non-Strategic Timberlands	6,227	4,073	—	10,300	—

Total	11,671	10,608	4,248	22,279	10,386
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	118	107	111	225	225
Absorbent materials, in thousands of metric tons	51	56	56	107	111
Production as a percent of capacity	100.0%	94.7%	98.6%	97.2%	98.6%
Lumber
Sales volume, in millions of board feet	87	74	87	161	160

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2008 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Six Months Ended
	June 30, 2008	June 30, 2007
Cash provided by operating activities	$154.9	$131.6
Capital spending (a)	(59.9)	(51.2)
Decrease in committed cash	4.9	25.6 (b)
Like-kind exchange tax benefits on real estate sales (c)	(5.7)	(2.4)
Other	2.8	3.0

Cash Available for Distribution	$97.0	$106.6

(a)	Capital spending excludes strategic acquisitions and dispositions.

(b)	Primarily 2006 interest paid in 2007 and previously reflected as a reduction in 2006 CAD.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	June 30, 2008		March 31, 2008		June 30, 2007
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$53.6		$60.5		$55.7
Forest fire loss	—		—		10.1

Pro Forma Operating Income	$53.6		$60.5		$65.8

Net Income	$37.4	$0.47	$40.6	$0.51	$33.3	$0.42
Forest fire loss	—	—	—	—	10.1	0.13

Pro Forma Net Income	$37.4	$0.47	$40.6	$0.51	$43.4	$0.55

	Six Months Ended
	June 30, 2008		June 30, 2007
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$114.1		$110.9
Forest fire loss	—		10.1

Pro Forma Operating Income	$114.1		$121.0

Net Income	$78.0	$0.98	$68.4	$0.87
Forest fire loss	—	—	10.1	0.13

Pro Forma Net Income	$78.0	$0.98	$78.5	$1.00

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2008 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
June 30, 2008
Cash provided by operating activities	$39.9	$20.5	$21.6	$1.7	$(2.9)	$(26.1)	$54.7
Income tax expense	—	—	—	—	—	5.1	5.1
Interest, net	—	—	—	—	—	11.0	11.0
Working capital and other	(9.0)	(1.2)	28.0	(0.7)	4.0	2.1	23.2

Adjusted EBITDA	$30.9	$19.3	$49.6	$1.0	$1.1	$(7.9)	$94.0

March 31, 2008
Cash provided by operating activities	$26.5	$26.2	$58.3	$(4.0)	$2.2	$(9.0)	$100.2
Income tax expense	—	—	—	—	—	10.2	10.2
Interest, net	—	—	—	—	—	9.7	9.7
Working capital and other	3.6	0.8	(10.1)	2.9	(2.8)	(18.0)	(23.6)

Adjusted EBITDA	$30.1	$27.0	$48.2	$(1.1)	$(0.6)	$(7.1)	$96.5

June 30, 2007
Cash provided by operating activities	$39.2	$27.0	$43.4	$(0.8)	$(1.2)	$(28.4)	$79.2
Income tax expense	—	—	—	—	—	9.9	9.9
Interest, net	—	—	—	—	—	12.4	12.4
Working capital and other	(2.0)	(0.4)	5.4	1.7	0.8	(2.6)	2.9

Adjusted EBITDA	$37.2	$26.6	$48.8	$0.9	$(0.4)	$(8.7)	$104.4

Six Months Ended
June 30, 2008
Cash provided by operating activities	$66.4	$46.7	$79.9	$(2.3)	$(0.7)	$(35.1)	$154.9
Income tax expense	—	—	—	—	—	15.3	15.3
Interest, net	—	—	—	—	—	20.7	20.7
Working capital and other	(5.4)	(0.4)	17.9	2.2	1.2	(15.9)	(0.4)

Adjusted EBITDA	$61.0	$46.3	$97.8	$(0.1)	$0.5	$(15.0)	$190.5

June 30, 2007
Cash provided by operating activities	$86.5	$46.0	$88.8	$(2.1)	$(8.5)	$(79.1)	$131.6
Income tax expense	—	—	—	—	—	17.4	17.4
Interest, net	—	—	—	—	—	25.0	25.0
Working capital and other	(1.3)	(0.6)	2.4	1.3	6.8	19.3	27.9

Adjusted EBITDA	$85.2	$45.4	$91.2	$(0.8)	$(1.7)	$(17.4)	$201.9

- I -

RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

JUNE 30, 2008 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2008		2008		2007		2008		2007
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(14.8)	(35.0)	$(17.8)	(35.0)	$(15.1)	(35.0)	$(32.6)	(35.0)	$(30.0)	(35.0)
REIT income not subject to federal tax	11.6	27.3	9.1	17.9	9.0	20.8	20.7	22.2	19.7	23.0
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(1.4)	(3.3)	(1.4)	(2.8)	(2.9)	(6.7)	(2.8)	(3.0)	(6.0)	(7.0)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	(0.4)	(0.7)	(0.3)	(0.6)	—	—	(0.7)	(0.7)	0.2	0.2

Income tax expense before discrete items	$(5.0)	(11.7)	$(10.4)	(20.5)	$(9.0)	(20.9)	$(15.4)	(16.5)	$(16.1)	(18.8)
Taxing authority settlements and FIN 48 adjustments	—	—	(0.1)	(0.3)	—	—	(0.1)	(0.1)	—	—
Return to accrual adjustment / other	(0.1)	(0.2)	0.3	0.6	(1.0)	(2.1)	0.2	0.2	(1.3)	(1.5)

Income tax expense	$(5.1)	(11.9)	$(10.2)	(20.2)	$(10.0)	(23.0)	$(15.3)	(16.4)	$(17.4)	(20.3)

- J -